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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our seven reports each dated October 24, 2006, relating to the financial statements and financial highlights which appears in the August 31, 2006 Annual Reports to the Shareholders of Liquid Assets Portfolio, STIC Prime Portfolio, Government & Agency Portfolio, Treasury Portfolio and Government TaxAdvantage Portfolio five of the six Portfolios constituting AIM Short-Term Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
December 14, 2006